Exhibit 10.1

AMENDMENT TO RETENTION AND CONFIDENTIALITY AGREEMENT

This Amendment to Retention and Confidentiality Agreement (the “Amendment”) is effective as of February 24, 2014 between Noble Energy, Inc. (the “Company”) and Ted D. Brown (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into that certain Retention and Confidentiality Agreement (the “Agreement”) effective as of May 1, 2013;

WHEREAS, the Agreement provides for the Employee to continue his employment with the Company through June 30, 2014 or such earlier date in 2014 agreed to by the parties (the “Retention Period”);

WHEREAS, the Company and the Employee desire to extend the term of the Employee’s employment with the Company until January 31, 2015; and

WHEREAS, the Company and the Employee wish to amend the Agreement to provide for the extension of the Retention Period, to provide additional compensation to the Employee, and to extend the period of the Non-Competition and Non-Solicitation provisions;

NOW, THEREFORE, in consideration of the mutual promises below and for other valuable consideration, the parties agree to the following terms:

1.
The Employee agrees that he will continue his employment with the Company until January 31, 2015 in a manner consistent with the provisions of the Agreement relating to his obligations during the Retention Period. In furtherance thereof, Section 1(b) of the Agreement is hereby amended so that the “Retention Period” shall mean the continued period of employment of the Employee until January 31, 2015, and the first sentence of Section 1(d) of the Agreement is hereby amended by replacing the reference to “June 30, 2014” in such sentence with “January 31, 2015.”

2.	In consideration for the Employee’s agreement to continue his employment with the Company until January 31, 2015, the Company agrees as follows:

(a)
2014 STIP: If the Employee remains in compliance with the terms of the Agreement as amended herein as of January 31, 2015, upon his termination of employment with the Company on such date, the Employee will be entitled to receive a bonus pursuant to the Company’s 2014 Short Term Incentive Plan in an amount that is no less than 100% of the Employee’s target bonus under that plan for 2014, which amount shall be subject to applicable tax withholding and shall be paid no later than February 15, 2015.

(b)	New Equity Grant: In consideration of the Employee’s agreements pursuant to this Amendment, including both his agreement to extend the Retention Period and his

Exhibit 10.1

agreement to extend the period applicable to the Non-Competition and Non-Solicitation provisions of the Agreement as provided below, the Company has made additional grants of equity awards to the Employee effective as of January 31, 2014 and the parties hereby amend the Post-Termination Vesting Benefits of the Agreement to include the new 2014 equity grants by amending Section 1(c) of the Agreement by restatement in its entirety to read as follows:

“(c)    Post-Termination Vesting of Equity Awards. The Employee has previously received the following grants of stock options and restricted stock from the Company (the “Equity Awards”): (i)     stock options granted pursuant to the 2012 Nonqualified Stock Option Agreement, the 2013 Nonqualified Stock Option Agreement, and the 2014 Nonqualified Stock Option Agreement between the Employee and the Company, collectively (the “Options”); (ii) restricted stock awards granted pursuant to the 2012 Restricted Stock Agreement, the 2013 Restricted Stock Agreement [2-Year Time Vested], and the 2014 Restricted Stock Agreement [2-Year Time Vested] between the Employee and the Company (the “Restricted Stock Awards”); and (iii) restricted stock awards granted pursuant to the 2013 Restricted Stock Agreement [3-Year Performance Vested] and the 2014 Restricted Stock Agreement [3-Year Performance Vested] between the Employee and the Company (the “Performance Awards”). Any other provision of the applicable award agreements or plan documents to the contrary notwithstanding, if the Employee continues his employment with the Company throughout the Retention Period and complies with all other terms and conditions of this Agreement during the Retention Period and thereafter, the Employee will be deemed to have continued employment with the Company after his actual termination of employment at the end of the Retention Period until January 31, 2017 (or if earlier until the date he is no longer in compliance with the terms and conditions of this Agreement) solely for the limited purposes of:

(A)    allowing the portions of the Options that are not vested or exercisable as of the last day of the Retention Period (the “Nonvested Options”) to continue in effect after the Employee is no longer actually employed by the Company even though Nonvested Options otherwise would be forfeited at such time, and allowing the Nonvested Options to continue to vest and become exercisable in accordance with their terms as if the Employee was still employed; provided, however, that (I) with respect to each portion of a Nonvested Option that becomes vested and exercisable after the end of the Retention Period, the applicable five-year exercise period allowed upon Retirement as set forth in the applicable Option agreement shall be determined as though the date that any such portion vests and becomes exercisable was the Employee’s actual date of Retirement so that the Employee is allowed five years in which to exercise after vesting (but in no event shall such exercise period extend beyond the end of the ten-year term set forth in such Option agreement), (II) if the Employee’s death occurs after the end of the Retention Period but prior to January 31, 2017, then with respect to any portion of an Option not yet vested and exercisable, the Employee will be treated as having terminated employment on the date of his death and any provisions accelerating vesting upon death in the respective Option agreements will apply, and (III) the disability provisions in any of the

Exhibit 10.1

respective Option agreements shall no longer apply after the Employee’s actual termination of employment;

(B)    delaying the forfeiture of and continuing the restricted period applicable to shares granted under the Restricted Stock Awards that were not vested as of the end of the Retention Period so that the shares will vest in accordance with the terms of the respective agreements if the Employee continues in compliance with the terms and conditions of this Agreement until any such vesting event; provided, however, that (I) any accumulated dividends payable pursuant to said Awards upon vesting will be paid to the Employee no later than March 15, 2016 or the date set forth in the award agreement if earlier, (II) if the Employee’s death occurs after the end of the Retention Period but on or before vesting of an Award, the Employee will be treated as having terminated employment on the date of his death and the provisions applicable upon death while employed in the award agreements will apply, and (III) the disability provisions in the award agreements shall no longer apply after the Employee’s actual termination of employment, but if after the end of the Retention Period the Committee determines in its sole discretion that due to the Employee’s physical or mental incapacity, there is no substantial likelihood that the Employee could fail to comply with the restrictive covenants in paragraphs 2 or 4 of the Agreement, the Committee may accelerate the vesting date of the remaining shares subject to any or all of such Awards.

(C)    delaying the forfeiture of and continuing the restricted period applicable to shares granted under the Performance Awards so that the shares may vest pursuant to the terms of the applicable award agreement as if the Employee was still employed on the “Vesting Date” as defined in the award agreement; provided, however, that (I) any accumulated dividends payable pursuant to each of said Awards upon vesting will be paid to the Employee no later than the first March 15 immediately following the vesting date with respect to such Award or the date set forth in the award agreement if earlier, (II) if the Employee’s death occurs after the end of the Retention Period but on or before January 31, 2017, the Employee will be treated as having terminated employment on the date of his death and the provisions applicable upon death while employed in the award agreement will apply, and (III) the disability provisions in the award agreements for the Performance Awards shall no longer apply after the Employee’s actual termination of employment.”

3.
In consideration of the Company’s agreement to provide previously undisclosed Confidential Information (as defined in the Agreement) to the Employee through the Retention Period (as extended by this Amendment) and the Employee’s agreement not to use or disclose such Confidential Information, the additional Post-Termination Vesting Benefits the Employee is entitled to receive in connection with this Amendment, and the additional compensation provided to the Employee in this Amendment including the cash bonus and the additional Equity Award grant provisions of Section 2 above, the Employee agrees that the non-competition and non-solicitation restrictive covenants in the Agreement shall be and hereby are extended through January 31, 2017. Accordingly, the first sentence

Exhibit 10.1

of Section 4(b) of the Agreement shall be and is hereby amended to replace the reference to “February 1, 2016” with “January 31, 2017.”

4.
Except as provided in this Amendment, the parties agree that all of their other continuing covenants, rights, and obligations under the Agreement shall remain unmodified, shall remain in full force and effect, and shall continue in full force and effect, and nothing in this Amendment except as provided above shall act to cancel, amend, or supersede such continuing covenants, rights, and obligations. By signing this Amendment, the Employee represents and warrants to the Company that he has fully complied with and intends to fully comply with in the future all of his continuing covenants and obligations under the Agreement. The Employee further acknowledges his understanding that the Company has relied on this representation and warranty when signing this Amendment.

5.
This Amendment constitutes the sole and entire agreement of the parties with respect to their first amendment of the Agreement and supersedes all prior verbal and written understandings and agreements between the parties relating to this Amendment. This Amendment may not be modified except in a writing signed by both parties. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Amendment in the form of a clearly legible facsimile or electronically scanned .pdf version by e-mail shall have the same force and effect as delivery of the originally executed document.

AGREED TO AS OF THE DATE FIRST STATED ABOVE.

NOBLE ENERGY, INC.	EMPLOYEE

By: /s/ Charles D. Davidson	/s/ Ted D. Brown
Name: Charles D. Davidson	Ted D. Brown
Title: Chairman and CEO

Date Signed: February 24, 2014	Date Signed: February 19, 2014